Exhibit 10

BANCORP RHODE ISLAND, INC.

2008 Incentive Compensation Grid

		Minimum		Maximum
	Threshold	Intermediate	Target	Intermediate	Maximum
Percentage of Budgeted Net Income	90.0%	95.0%	100%	105.0%	110.0%

Percentage of Base Salary:
CEO	30.00%	48.00%	54.00%	60.00%	70.00%
Other Executives	25.00%	40.00%	45.00%	50.00%	55.00%